FORM 10-Q

Exhibit 10
                     FOURTH AMENDMENT TO THE
                   EMPLOYEES' RETIREMENT PLAN

                               OF

                     CONE MILLS CORPORATION
           (As Amended and Restated December 1, 1994)


     FOURTH AMENDMENT, dated August 7, 1997, to the Employees'
Retirement Plan of Cone Mills Corporation, As Amended and
Restated December 1, 1994 (the "Plan").

                            RECITALS

     A. Certain benefits under the Plan are coordinated with the Cone Mills Corporation 1983 ESOP (the "1983 ESOP") through use of a floor offset arrangement. As a result, in administering the Plan, it is necessary for the Pension Committee to convert all or part of Members' ESOP-A Accounts under the 1983 ESOP (the "ESOF Accounts") to annuities.

     B. For purposes of converting ESOP Accounts to annuities and pursuant to the terms of the Plan, the Pension Committee has used information provided by Prudential Insurance Company of America("Prudential") or another insurance company with respect to the cost of purchasing a commercial annuity from Prudential or such other insurance company.

     C. Prudential has notified the Pension Committee that it is no longer willing to provide the information necessary to convert ESOP Accounts to annuities. However, Prudential has agreed to continue providing the necessary information through December 31, 1997, provided the Plan is amended to delete all references to Prudential.

     D. The Pension Committee has been unable to obtain an alternative source of reliable and consistent information with respect to the cost of purchasing commercial annuities.

     E.   The Plan Actuary has recommended to the Pension
Committee that the Plan be amended to provide that ESOP Accounts shall be converted to annuities by using the mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code and an annual rate of interest based on 30-year Treasury securities (GATT rate).



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FORM 10-Q
Exhibit 10 (continued)

     F. The Board of Directors desires to amend the Plan to incorporate the recommendations of the Plan Actuary and thereby to enable the Pension Committee to continue administering the Plan efficiently and in a manner that will expedite the calculation and distribution of benefits.

     NOW, THEREFORE, the Plan shall be amended as follows:

     (1) Effective August 7, 1997, by deleting from Plan Sections 1.03(a) and 1.03(b) the phrase "that could then be purchased from Prudential Insurance Company of America (or another legal reserve life insurance company selected by the Pension Committee for this purpose)" and inserting in lieu thereof the following: "that could then be purchased from a legal reserve life insurance company selected by the Pension Committee for this purpose...."

     (2) Effective January 1, 1998, subject to the issuance of a favorable determination letter with respect thereto by the Internal Revenue Service, by deleting Plan Sections 1.03(a) and
1.03(b) in their entirety and inserting in lieu thereof the following:

     "(a) The Offset Value shall be the amount of the annuity, payable under the method of payment described in
          Article V as elected by the Member or as otherwise provided in the Plan, that is determined by converting the Member's ESOP-A Account under the Cone Mills Corporation 1983 ESOP to that form of annuity using the assumptions set forth in paragraph 1 of Appendix A.

      (b) The Actuarial Equivalent of any Transfer Contribution shall be the amount of the annuity, payable under the method of payment described in Article V as elected by the Member or as otherwise provided in the Plan, that is determined by converting the Transfer Contribution to that form of annuity using the assumptions set forth in paragraph 1 of Appendix A."

     IN WITNESS WHEREOF, this Fourth Amendment, having been duly authorized by the Board of Directors of Cone Mills Corporation at a meeting duly held on August 7, 1997, is signed by the Vice President and Secretary of the Corporation on this 7th day of August, 1997.

                         CONE MILLS CORPORATION

                         By: /s/ Terry L. Weatherford
                         Title:  Vice President and Secretary

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